Exhibit 3.2

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ART’S-WAY MANUFACTURING CO., INC.

Art’s-Way Manufacturing Co., Inc. a corporation organized and existing under and by the virtue of the Delaware General Corporation Law, through its duly authorized officer and by the authority of its Board of Directors does hereby certify:

FIRST: That the name of the corporation is Art’s-Way Manufacturing Co., Inc. (the “Corporation”). The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was February 14, 1989.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments (the “Certificate of Amendment”) to the Certificate of Incorporation, declaring said amendments to be advisable, and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof.

THIRD: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of the Certificate of Amendment.

FOURTH: That the following Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FIFTH: Section 1 of Article IV of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“Section 1.  Authorized Shares.  The aggregate number of shares which the Corporation is entitled to issue is Ten Million (10,000,000) shares, $0.01 par value per share, which shall consist of 9,500,000 shares of common stock, and 500,000 shares of undesignated preferred stock. The Board of Directors has the authority, without first obtaining approval of the stockholders of the Corporation or any class thereof, to establish from the undesignated stock, by resolution adopted and filed in the manner provided by law, one or more classes or series (which may include, but is not limited to, additional common stock) and to fix the relative rights and preferences of each such class or series.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Carrie L. Majeski, its President and Chief Executive Officer, as of April 27, 2012.

ART’S-WAY MANUFACTURING CO., INC.

By: /s/ Carrie L. Majeski
Name: Carrie L. Majeski
Title: President and Chief Executive Officer